Surepure Investment Holding AG

(CH-170.3.031.335-8)

Dammstrasse 19

CH-6301 Zug

Switzerland

Tel: +41 41 723-2192

Fax: +41 41 723 2194

www.surepure.net

22 November 2012

Trinity Asset Management (Pty) Ltd

Block F, The Terraces

1 Sliverwood Close

Steenberg Office Park

Cape Town

Attention : Mr James Fitzpatrick

Subscription Agreement dated 23 July 2012

Dear James

Reference is made to the Subscription Agreement, dated July 23, 2012 (the “Subscription Agreement”), between yourselves and SurePure Investment Holding AG (the “Company”). Capitalised terms used in this letter without definition shall have the respective meanings given them in the Subscription Agreement.

Section 7 of the Subscription Agreement provides in pertinent part that if you or your Permitted Assignees fail to pay USD1,000,000 for any Share Installment, then the Company shall have the right to terminate and rescind the Subscription Agreement on five days’ written notice to you.

The Company has previously given you notice that you have failed to purchase and otherwise fulfill your obligations with respect to the 1,000,000 Common Shares to have been purchased on or before October 31, 2012 and has afforded you the grace period required by Section 4.4.2.

The Company hereby terminates the Subscription Agreement, and each and every right that you and your Permitted Assignees may have under the Subscription Agreement, including the provisions of Section 8, 9 and 10 of the Subscription Agreement, but without releasing you from your obligations of confidentiality under Section 11.1 of the Subscription Agreement and without termination of the appointment provided by Section 11.11 thereof.

Further, the Company reserves all rights it may have against you under the Subscription Agreement or otherwise arising from your failure to perform.

By order of the Board

/s/ Stephen Robinson
Stephen Robinson

cc: Messrs:

Quinton George

Guy Kebble

John Ramsey